CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated September 23, 2009, accompanying the financial statements of Insured Laddered Trust, Series 8 and Insured Income Trust, Series 141 (included in Van Kampen Unit Trusts, Taxable Income Series 96) as of May 31, 2009, and for the period from June 21, 2006 (date of deposit) through May 31, 2007 and for each of the two years in the period ended May 31, 2009 and the financial highlights for the period from June 21, 2006 (date of deposit) through May 31, 2007 and for each of the two years in the period ended May 31, 2009, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-129594) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
September 23, 2009